UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2021

VYNE Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38356	45-3757789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

520 U.S. Highway 22, Suite 204

Bridgewater, New Jersey 08807

(Address of principal executive offices, including Zip Code)

(800) 775-7936

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	VYNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2021, Andrew Saik tendered his resignation from his role as Treasurer and Chief Financial Officer of VYNE Therapeutics Inc. (“VYNE” or the “Company”) to pursue another opportunity, effective as of June 18, 2021. Mr. Saik’s decision to resign is not related to any disagreement with the Company. Mr. Saik joined VYNE in March 2020 following the transaction which combined the businesses of Foamix Pharmaceuticals Ltd. (“Foamix”) and Menlo Therapeutics Inc. We would like to thank Andrew for his contributions to VYNE as we integrated Menlo and Foamix into a combined company and pivoted to becoming a fully integrated commercial company incorporated in Delaware. We wish him continued success in his future endeavors.

On behalf of the Board of Directors, the Company has named Tyler Zeronda, 35, who is currently Vice President of Finance of the Company, to serve as interim Chief Financial Officer and Treasurer of VYNE effective as of June 18, 2021 until a permanent replacement is named. In this role Mr. Zeronda will serve as the Company’s Principal Financial Officer and Principal Accounting Officer. Mr. Zeronda joined Foamix in April 2019 and has been responsible for all finance activities related to the commercial operations, financial planning, treasury, risk management and supply chain matters of the Company. From April 2013 until April 2019, Mr. Zeronda held positions of increasing responsibility in finance at Aerie Pharmaceuticals Inc. (“Aerie”), a Nasdaq listed company, culminating in his role as Director of Finance. While at Aerie, Mr. Zeronda helped lead his department’s transition from that of a development-stage entity to a fully integrated commercial finance organization supporting the launch of multiple drugs. Prior to joining Aerie, Mr. Zeronda was employed at Ernst & Young, LLP where he focused on assurance services in the healthcare industry. Mr. Zeronda received his Master of Science in accounting from the University of Virginia, holds a Bachelor of Arts in economics and business from Lafayette College and is a licensed CPA.

In connection with the employment of Mr. Zeronda as Interim Chief Financial Officer and Treasurer of the Company, Mr. Zeronda and the Company entered into an Offer Letter on June 7, 2021 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Zeronda will receive an annual base salary equal to $300,000 and an annual bonus opportunity of up to 35% of base salary.

The Offer Letter provides that, in the event of a termination of his employment as interim Chief Financial Officer and Treasurer without Cause (as defined in the Company 2019 Equity Incentive Plan), subject to his execution of a release of claims, Mr. Zeronda will receive (i) a lump sum severance payment equal to 75% of his base salary then in effect and (ii) continued healthcare plan coverage at active employee rates for nine (9) months following the date of termination, provided that the Company’s obligation under clause (ii) shall terminate on the earlier of (x) the date on which he enrolls in a group health plan offered by another employer and (y) the date on which he is no longer eligible for continuation coverage under COBRA.

In addition, if Mr. Zeronda’s employment as interim Chief Financial Officer and Treasurer is terminated by the Company without Cause or he terminates his employment with Good Reason (as defined in the Offer Letter) within the twelve month period after a Change of Control (as defined in the 2019 Equity Incentive Plan), he will be entitled to receive a change of control payment equal to (i) one times (1.0x) the sum of his then current base salary plus his target bonus, (ii) his pro rata target bonus for the year of termination, and (iii) continued healthcare plan coverage at active employee rates for twelve (12) months following the date of termination, provided that the Company’s obligation under clause (iii) shall terminate on the earlier of (x) the date on which he enrolls in a group health plan offered by another employer and (y) the date on which he is no longer eligible for continuation coverage under COBRA. In addition, in the event of such a termination, all of Mr. Zeronda’s unvested stock options and restricted stock units will become fully vested.

The Offer Letter also provides for customary confidentiality, non-competition and non-solicitation covenants.

There are no arrangements or understandings between Mr. Zeronda and any other persons pursuant to which he was selected as interim Chief Financial Officer. There are also no family relationships between Mr. Zeronda and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYNE THERAPEUTICS INC.

Date: June 7, 2021	By:	/s/ Mutya Harsch
Mutya Harsch Chief Legal Officer and General Counsel